EXHIBIT 99.3

PainCare Holdings, Inc

Moderator: Dodi Handy, Elite Financial

Randy Lubinsky, CEO PainCare Holdings, Inc.

Mark Szporka, CFO PainCare Holdings, Inc.

November 11, 2003

11/11/03, 15:15 CT

Operator:

Good afternoon ladies and gentleman and welcome to the PainCare Holdings third quarter results conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference please press the star followed by the zero. As a reminder this conference is being recorded today Tuesday, November 11 of 2003. I would now turn the conference over to Ms. Dodi Handy, President and Chief Executive officer of Elite Financial, please go ahead.

Dodi Handy:

Thank you Eilene and good afternoon ladies and gentleman. As Eilene mentioned my name is Dodi Handy and Elite Financial has the pleasure of working with PainCare Holdings this afternoon. Before I invite Randy and Mark to join us on the call, first allow me to read the Safe Harbor Statement, which today’s conference call may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations as well as the assumption made by and information currently available to management. A variety of factors could cause actual results to differ materially from those anticipated including the following: Sufficient capital to expand business, market acceptance of new products and services, management’s ability to effectively launch new products in a timely and cost efficient manner, governmental regulation and legal uncertainties, ability to manage growth and to respond to rapid technological change, competitive pressures, cost of difficulties related to the integration of businesses, if any, acquired or that may be acquired and those may be greater than expected, also operating cost or customer loss and business disruption following future mergers and acquisition may be greater than expected, general economic or business conditions and any changes in the securities market. For a detailed discussion of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the factors affecting operating results and market prices of securities including the company’s most recent filings with the SEC. That’s depressing — okay, joining me ladies and gentleman I have with me Mr. Randy Lubinsky, Chief Executive Officer of PainCare Holdings, hi Randy.

Randy Lubinsky:	Hi Dodi.

Dodi Handy:	And also joining us, we have Mark Szporka, Chief Financial Officer of PainCare Holdings, hi Mark.

Mark Szporka:	How are you doing Dodi.

Dodi Handy:

These folks are going to hopefully provide us with some additional insight into the exciting progress they made at PainCare, and why don’t we just get back to Randy. Could you provide us with an idea of how this call is going to go today?

Randy Lubinsky:

Yeah, thanks Dodi. I would also like to thank everyone for taking the time to join us on today’s call. Let’s start things off by having Mark provide everyone with details regarding our third quarter results. Mark, do you want to get us started.

Mark Szporka:

Thanks Randy. Yeah, basically we are pleased to announce that this is our sixth consecutive quarter of continued revenue and earnings grow, and to reiterate some of the key elements of both the three months and nine month numbers. First on the three month period revenue has increased over a 154 percent from 1.7 million in the last year to almost 4.4 million this year, okay. Again gross profits nearly doubled. They went from 1,086,000 last year to over three million this year, which was a 177 percent increase. Key to that was that the growth profit margin increased from 63 percent last year to over 69 percent this year. And the other key indicator in that income increased a 152 percent from 143,000 last year to over 360,000 for this comparable quarter. Again across the board results were achieved primarily because of adding additional rehab centers, additional acquisitions and likewise growth from adding ancillary services to our existing physician practices. Now looking at the nine month numbers again, a triple digit growth across the board. Revenues grew a 102 percent to 10.6 million for the nine months this year versus 5.3 million last year, that same growth profit margin — did increase, it went from 63 percent last year to over 70 percent this year, which grew from 3.3 million to nearly 7.5 million and finally net income improved over a 135 percent for this nine month period versus last year from 529,000 to over 1.2 million. Again triple digit growth across the board and again the result implementing our business plan.

Dodi Handy:

Well, once again guys allow me to congratulate you on yet another outstanding quarter, but Mark, you know, I believe the most frequently asked question, we get at Elite regarding PainCare, you know is despite tremendous increases across all the financial matrix, quarter after quarter after quarter, why isn’t the earnings per share numbers reflecting the same kind of increase, can you kind of clarify that for us?.

Mark Szporka:

Sure Dodi, I would be delighted to, we get that question quite a bit, particularly from a lot of the institutional investors that Randy and I have been — meeting with, and it is a two-fold issue. It really is not a question of — if — it is a question of when, okay. And two things have impacted that, okay. First of all we have successfully raised over 6.7 million dollars of equity over the last 12 months, okay. And that involves about 10 million shares. Those shares have been included in the earnings per share number since we raised the capital. And again that is almost pretty evenly over each quarter over the last 12 months. However, the timing of closing of acquisitions and remember we have closed two major acquisitions in recent months. That was Medical Rehab Specialist we closed on April 17. So therefore, we have only been able to take into account the financial results of Medical Rehab Specialist since May, basically. And Associated Physicians Group, we closed on August 1, so again we have only been able to include August and September in our financial results. Now both of these acquisitions based on a historical basis, and on information that’s been filed (with the SEC already, would each generate over a million one in EBITDA or a combined 2.2 total million in EBITDA to our earnings. But we have been only been able to include earnings for several months. So the way to really look at that is that — and by the way in those two acquisitions, there was over 2.2 million shares that were issued. Those numbers again are included in the earnings per share number. So the — the way to look at that is that and if you look at the 8-K’s that have been filed with the SEC, we show pro forma results and the assumption on these pro forma results is if the acquisitions had occurred at the beginning of the year, taking into account the full impact of their earnings and also the full impact of the shares, which were issued in those transactions. In the bottom line of that is that those pro forma’s would show that we would have earned 10 cents a share, basic earnings per share for this last nine months, as opposed to six cents, or as you see a very substantial growth, almost a 70 percent growth and earnings per share versus what we have actually recorded. So because of the fact that part of our growth strategy is by — through acquisitions, we have to be very careful when looking at comparable period analysis and another way to look at this is on the — on this pro forma basis.

Randy Lubinsky:

Good, I think that’s a good point and let me bring up to everyone now, where we stand with our acquisitions and our financing. As you know, we publicly announced that we have executed letters of intent with two practices, Dr. Martire’s practice in North Dakota and then the Statesville Pain practice in North Carolina. Now since that announcement we have added three additional letters of intent in locations in Florida, Louisiana and Texas. We are also working on finalizing a 10 million dollar financing to close these five acquisitions and if these acquisitions close, again when you look at those,(unaudited pro forma), numbers, would triple the size of PainCare’s bottom line.

Mark Szporka:

So as Randy said these acquisitions are in timing. We have looked at numerous alternative financings and the key is the financings that we are about ready to consummate, and we should do it literally in a matter of weeks, is one that we feel very confident, will enhance the share holder value and we have negotiated terms, which we believe are acceptable at this point in time, so we are very very close to closing. Now I want to say another impact on the financial statements tying in directly to the numbers, which we just released, okay, and that entails the SG&A or selling growth and administrative expenses. In order to handle the growth in acquisitions, remember we currently have six acquisitions, as Randy said, we literally would be doubling the number of acquisitions that we have accomplished in a very short amount of time. And also by the fact that we are adding 15 Med-X Direct Rehab Centers a year and that we have added some infrastructure. We have brought on several key very experienced people into the PainCare team, these include Clayton Swalstad who is Executive Vice President, Karen Cole who is the Vice President, Gary Lewis who is Executive Vice President of the real estate area, which Randy will get into in a second or two, but the infrastructure that we have increased has cost us about a million dollars a year, but the beauty of it is based on what we now have, we will be able to handle not only these acquisitions but continue growth through 2004 with the level of infrastructure that we built. So one other issue to look at is the three million dollars for the nine months and increase in SG&A cost. A million and a half of that was by adding the SG&A from acquisitions. A million of it was by adding infrastructure and roughly a half a million of that is cost that are due to the fact of being a public company. As everybody is aware, the Sarbanes-Oxley Act and others has made it imperative that we put controls and other vehicles in place to protect shareholders and to — and to maintain the integrity of our numbers. And this roughly cost us about half a million a year. So the bottom line of all this is not only do we have the acquisitions ready to close, not only do we have the financing to effectuate those acquisitions in place but just as importantly we have the infrastructure built to be able to grow PainCare and maintain the integrity of financial systems and control.

Dodi Handy:

Well, let’s talk about this acquisition financing. Randy mentioned that within weeks of having that closed, if that in fact occurs, what is the time table for having these other acquisitions on board. Are we looking at fourth quarter — no.

Mark Szporka:

No — no, we are looking to have the financing closed conservatively within the next three weeks and we are going to work very hard to get most, if not all of the acquisitions closed before the end of the year.

Dodi Handy:

Okay, we are going to switch gears here for a moment. PainCare announced for the end of the third quarter that it established this new subsidiary to focus on establishing this national network of a surgery center — ambulatory surgery centers.

Mark Szporka:	Right.

Dodi Handy:

You also created a real estate division responsible for locating appropriate space for these surgery centers. You know, this sounds quite ambitious, so could you explain to us, you know, what the plan is for the surgery centers, how soon you expect to launch your first one and the role that you expect the surgery centers to play in the future of the company.

Mark Szporka:

Sure. Well, we have been preparing to get into the outpatient surgery business for sometime now and it started by our doctors asking us to add this ancillary service to our three pillar approach. So as we announced recently and Mark just stated, we have added some world class people to get this division started. Gary Lewis, who we hired has an extensive background and real estate development. He worked for one of the largest companies in the country, DeBartolo Corporation, has done a major part of the shopping center business in the country and Gary is going to head up the real estate services division, where he will identify locations and contract the building of the centers, but we are not going to own the real estate. We don’t want to own real estate, but we will take the fees for putting the deals together, so that’s Gary. Secondly, we have Dr. Jay Rosen, our long time director. He is going to head up the Surgery Center division and Dr. Rosen has developed and operated several very successful surgery centers in the Tampa Bay area. He currently operates the Tampa Bay Surgery Center, which has over a 100 doctors and specializes in our space in pain management and minimally invasive spine surgery. So currently, Gary and Jay are working on three deals. Two of which are practices that we own and we are going to open a Surgery Center on site at the physicians practices and then one will be with a network of physicians to own and operate a free standing Surgery Center.

Randy Lubinsky:

To give you an indication our general model for any acquired practice that we do is that we are looking for minimum margins of 25 to 35 percent net margins prior to acquisition. What we have been able to successfully demonstrate and what our objective is, is to increase the profitability of those practices by adding ancillary services such as orthopedic rehab, pain management and minimally invasive spine surgery, which could increase the profitability by an additional 25 to 50 percent and we have been able to demonstrate that to date. Just on the surgery center alone, just kind of a little primer, there are two components to billing for a lot of these procedures that both our pain doctors and surgeons do. One component is the professional fee that they receive for providing professional services. The second is what they call the technical fee, which in layman’s terms is the facility fee. Now in many cases for the procedures that our physicians do, the technical component can be as much as 50 to 150 percent of the profitability or the size of the professional fee. So as you can see, we can substantially increase our profitability of the practices that we own as well as those that we venture with, just like we have done by adding the Med-X Direct Rehab Programs to practices where we are — where we do not own, we will be looking in both cases to add surgery centers to our existing practices as well as venturing with physicians and — and owning the operational end of the ambulatory surgery area.

Dodi Handy:

Okay, well, since we were talking about Med-X Direct you just announced that Dr. Harlen Hunter in Indiana partnered with PainCare, so I believe that brings the Med-X Direct network — the national network to 23 practices, correct?

Randy Lubinsky:	Yeah, it’s 23 now, which brings us to 12 practices for the year, we said we were going to do 15 or 12, we will easily make that 15 by the end of the year.

Dodi Handy:

Well, thank you very much for answering all my questions. So, why don’t we let our listeners give it a round. So, Eileen, if you wouldn’t mind please provide help with the instruction on how you are going to do that.

Questions and Answers:

Operator:

Thank you. Ladies and gentleman. At this time, we will begin the question and answer session. If you have a question please press the star followed by one on your push button phone. If you would like to decline from the following process, press star followed by two. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question. Once again ladies and gentleman if you have a question at this time, please press star followed by one. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. We do have a question from Jim (Admire), he is a private investor, please go ahead.

Dodi Handy:	Good afternoon Jim.

Jim (Admire):	Hello, I have a couple of questions, one is the institution road show, how effective do you all think that has been and besides earnings per share growth, what else are the institutions looking for?

Mark Szporka:

Okay, well I think thus far it’s been – very strong. Randy and I have — when we (PainCare) got on the American Stock Exchange, which is one of the prime reasons for the acceleration of the growth and the opportunities that PainCare has seen. The Amex provided, through a firm that they ally with, a feasibility analysis and the strategic review the company. And basically the study said that we were well positioned for growth oriented institutional funds. And it is our stated objective, we currently have less than 5 percent of our holdings held by institutions, we would like to get that up to 60 percent in the not too distant future. We have met with over 50 institutions over the last two months and we have been getting some very good responses. One of the keys is that they would like to see, that we get to a 100 million dollars in market cap and likewise they would like to see some of — you know the effectuation of our next round of acquisitions and we feel as soon as that is complete, that we will be getting some substantial investor interest. But that is really our objective in where we are going.

Randy Lubinsky:	And we have had some purchases now by institutional investors and Mark and I are going on another series of road shows. We have been

Boston, we have been to New York three times, we have been to Philly, and after the first year, we are going to Chicago, LA, San Diego, and San Francisco.

Dodi Handy:	Plus we have the Florida road show.

Randy Lubinsky:	Right, the Florida ones too, that’s right.

Mark Szporka:	What was your second question, sir?

Jim (Admire):	Well, concerning the fourth quarter, with the Associated Physician Group (indiscernible) growth did that impact your third quarter?.

Mark Szporka:	Yeah, it just impacted it for a little over a month.

Jim (Admire):	Okay.

Mark Szporka:

Okay, but that would be very strong in the fourth quarter, Medical Rehab Specialist will also impact that as well as our overall growth. Any of these acquisitions, we are able to close prior to the — the end of the year, you know, provided we can get them done sometime in early December, which we have two of them, which are ready to — to sign definitive agreements very shortly. I think we will have some impact on those in the fourth quarter.

Jim (Admire):	That’s in North Dakota and North Carolina.

Mark Szporka:	Probably North Dakota and one in Florida would be the next two.

Jim (Admire):

And the last question I did have is, if you are still looking at your crystal ball and see one year out, what would you say PainCare would look like and what would prevent you from getting those goals. Thank you.

Mark Szporka:

Ah, good question, — I will say this what we have said traditionally, is that we anticipate doing three acquisitions a year, and 15 rehab centers, okay. I think if you did the math, I mean basically we have closed two deals so far this year and we have five more keyed up ready to grow. So I think you will see a — an acceleration of the opportunities in the acquisition area. Secondly, I think we will continue to see opportunities on the Med-X (Rehab center) program some strong growth and great opportunities, although you got to understand it takes time. This is a six-nine month process to effectuate one of the transactions, and that’s in the ambulatory surgery area. So I think you will continue to see us integrate our model by adding ancillary services to existing strong patient basis.

Randy Lubinsky:	And we will be able to give you better guidance at the end of the fourth quarter, when we have the next conference call, we will give you a forecast for 2004, all right.

Jim (Admire):	Great, thank you.

Mark Szporka:	Thank you Jim.

Dodi Handy:	Thank you, Eileen any other questions?

Operator:	Our next question comes from Richard (Bira), he is a private investor as well, please go ahead.

Dodi Handy:	Hi Richard.

Richard (Bira):	Hi, I had a question, when you said there would be a ten cent per share on the nine month, is that the diluted or the basic.

Mark Szporka:

That’s basic, that would be basic, fully diluted would be about 8 cents per share, and what did you understand, so I make myself really clear on that, what that is and this can be derived from the 8-K’s, that have been filed with the SEC as that is a pro forma, assuming the above Associated Physicians Group, and Medical Rehab Specialist had consummated the transactions at the beginning of 2003 and included a full nine month of earnings, and likewise it — it impacted that the number of sharers that were issued in those transactions also were issued at the beginning of the year.

Richard (Bira):	How many shares were issued in those transactions?

Mark Szporka:	Between the two of them, there were about 2.2 million shares.

Richard (Bira):	How come then the number of outstanding shares went from 11 million only up to 30?

Mark Szporka:

Okay, let me explain that, okay, basically there has been a 14 million increase on average from the nine months of September 2002 to the nine months of September 2003. Ten million shares — so about a 14 — the way I look at it is about a 14 million share increase. Ten million of the shares were issued in a series of private placements that — that raised $6.7 million in capital. In three acquisitions that were during that period and these include Associated Physicians Group, Medical Rehabs Specialists and Pain and Rehab Network, there were a total of 3.5 million shares issued. So the 14 million shares roughly that were issued came about because of raise in capital and three acquisitions.

Dodi Handy:	And Mark I think it’s important to note that once again that six-and-a-half million — $6.7 million raised was primarily through physicians in the state?

Mark Szporka:

Correct, what we did — these came in a series of private placements of which were finalizing — a private placement today on the same terms they were all — restricted shares under 144. And if you will note it’s noted in the stock holder’s equity sections of all of our filings.

Richard (Bira):	They only got it for about 65 cents per share for those 10 million shares.

Mark Szporka:

A little over — the average was a little over 70, but it was (atrocious). Typically they were priced at market. Well here is the way it works is that as a 50, — excuse me — it’s a 10 percent discount for one unit, 15 percent discount for two units, and a 20 percent discount for three units. Okay, now of the first 7.8 million shares that were issued, the average cost was about 55 cents, the last two million shares that was issued was at an average cost of $1. So one of the key factors that is occurring now is where our stock prices, okay. Now any capital that’s raised will be at or near market and any cap — any acquisitions that are done, the shares issued in those will also be at or near market. So where as every one of our acquisitions has been is accretive,any new acquisitions are likely to be more accretive, and you will likely see very strong EPS growth, because of the fact that — that both capital raise and acquisitions is at a current market, with the price today, you know, closing in the $2.40. So anything is usually a trailing number of days of market.

Richard (Bira):	We had to bite the bullet, although.

Mark Szporka:

You got it, if anybody knows any other way to grow a company I would like to know, but also Richard it had some other benefits in that most of this money was raised through physicians and it led to a lot of other opportunities for PainCare.

Richard (Bira):	And so — next quarter we should see almost a three cent to four cent earnings per share.

Mark Szporka:

We are not projecting right now quarter to quarter results we are looking more on an annual and run rate basis, and a large impact of that is closing the financing and getting some acquisitions closed, so I am not prepared right now to — to detail with quarterly numbers but there will likely be continued growth in PainCare.

Richard (Bira):	Okay, thank you very much.

Mark Szporka:	Thank you Richard.

Dodi Handy:	Thank you, Eileen any other question.

Operator:	Our next question comes from Ted Blue with (indiscernible), please go a head.

Dodi Handy:	Hi Ted.

Ted Blue:	Hi, good afternoon I just wanted to know if the pending 10 million financing is going to be (debt or) equity?

Mark Szporka:

Chances are it’s going to be a hybrid and we are most likely looking at some form of a convertible security. I don’t want to get in to any more of the terms but again it will clearly be at — we have got numerous proposals, okay, are close to finalizing one and we are actually in the process of negotiating final terms, and when those final terms are consummated we’ll obviously release those but we do anticipate closing in the next few weeks.

Ted Blue:	Okay, my last question is, are there any restrictions on the stock when the physicians sells you his practice?

Mark Szporka:

Yes sir, both — I might add both on the private placements that we did in raising the 6.7 million as well as any shares that the physician receives in the acquisition. There is Rule 144 — they are all restricted under Rule 144. So there is basically a — they have a one year — one year hold where they cannot be sold and then the (legend) can be removed and there are certain other restrictions until the second year.

Ted Blue:	Great, good job of answering all the questions.

Mark Szporka:	Thank you Ted.

Dodi Handy:	Thank you Ted, Eileen any other questions.

Operator:	Our next question comes from Jeffrey Johnson with (indiscernible) Capital, please go a head.

Dodi Handy:	Hi Jeff.

Jeffrey Johnson:	Hello.

Mark Szporka:	Jeff, its Mark Szporka. We will talk one of these days.

Jeffrey Johnson:	Yes — yes, I am looking forward to (indiscernible) out may be so we can schedule something after.

Mark Szporka:	Yeah.

Jeffrey Johnson:	All right I — I actually my question was about finding a thing and you just answered it so.

Mark Szporka:	Okay.

Jeffrey Johnson:	All right, thank you.

Dodi Handy:	Okay, thank you.

Operator:	I am sorry we have no further questions.

Dodi Handy:	Okay, well gentlemen before we close for the afternoon would you like to make any closing comments?

Mark Szporka:

Yeah, I would like to, you know, we at PainCare, are working very hard to ensure that the faith and dollars, you have trusted in us, is never taken for granted, and stay tuned because you are going to likely see a much larger PainCare going into the new year. And I would also like to meet personally with everyone at the upcoming annual meeting, you know that’s going to be held December 5th in Orlando, so we would like anybody and everybody to come — come meet us.

Randy Lubinsky:

And just finally I would like to thank everybody for — for all their help and encouragement, over the years, we are — the whole PainCare team is very proud of what we have accomplished, and likewise as

(Mark) said I think as things get very definitive on the area of the financing and the acquisitions, you are going to a see a lot of news, and I think it’s going to be a great end of the year and a very good last quarter for PainCare.

Dodi Handy:

Well, great, thank you very much Randy and Mark, and thank you ladies and gentlemen for joining us. Once again if anyone would like to receive ongoing information about PainCare and you are not already on one of our either E-mail database list or fax list or telecom list please give us a phone call at Elite at (407) 585-1080. And before I close I would like to bring to everyone’s attention, that PainCare has a new look on their web site, so I want to encourage you to if you are not already joining us today by way of the (web cast), find some time and go on to PainCareinc.com and take a look and see if you don’t have any comments. If you do, feel free to call PainCare or call us at Elite and share, your thoughts. Gentlemen well that’s it I would like to wish you a very great day.

Mark Szporka:	You too, thank you.

Dodi Handy:	Bye.

Operator:	Ladies and gentlemen this is the PainCare Holdings third quarter result conference call. Thank you for participating you may now disconnect.